EXHIBIT 99.1

Shore Bank Announces Branch Deposits Acquisition

NORFOLK, Va., Sept. 26, 2008 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced that Shore Bank has signed a Purchase and Assumption Agreement to acquire the deposits and certain assets of the Chevy Chase Bank branch located at 751 South Salisbury Boulevard in Salisbury, Maryland. Chevy Chase Bank is headquartered in Bethesda, Maryland. Shore Bank has two branches in Salisbury and one in Pocomoke City and five more on the Eastern Shore of Virginia. The purchase will add approximately $7 million in deposits to the bank. Terms of the agreement were not disclosed. The transaction is subject to regulatory approvals and is expected to close before year-end.

Shore Bank has served the Eastern Shore since 1961. Scott Harvard, President and Chief Executive Officer of Shore Bank said, "We are delighted to welcome Chevy Chase Bank customers into the Shore Bank family. We are positioned to deliver a full complement of banking service through our eight branches, two investment offices, extensive ATM network, free online banking and telephone banking services." Additional information about the bank's products and services is available at www.ShoreBank.com.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and twenty-two ATMs. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares' common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000